ENGERY TRANSFER PARTNERS ANNOUNCES EXCHANGE OFFERS AND
CONSENT SOLICITATIONS RELATING TO SENIOR NOTES AND JUNIOR
SUBORDINATED NOTES ISSUED BY SOUTHERN UNION COMPANY

DALLAS, TEXAS – May 16, 2013 – Energy Transfer Partners, L.P. (NYSE: ETP) today announced it has commenced exchange offers to exchange any and all of the 7.60% Senior Notes due 2024 (CUSIP 844030AA4), 8.25% Senior Notes due 2029 (CUSIP 844030AC0) (collectively, the “Existing Senior Notes”) and Junior Subordinated Notes due 2066 (CUSIP 844030AH9) (together with the Existing Senior Notes, the “Existing Notes”) issued by Southern Union Company (“Southern Union”) for ETP's new 7.60% Senior Notes due 2024, 8.25% Senior Notes due 2029 (collectively, the “New Senior Notes”) and Floating Rate Junior Subordinated Notes due 2066 (the “New Junior Subordinated Notes” and, together with the New Senior Notes, the “New Notes”), respectively, each with registration rights (collectively, the “Exchange Offers”).
ETP, on behalf of its indirect, wholly-owned subsidiary Southern Union, is also soliciting consents (the “Consent Solicitations”) to amend the indentures governing each series of Existing Notes to remove substantially all of the restrictive covenants and certain events of default and modify certain provisions.
Existing Notes tendered at or prior to 5:00 p.m., New York City time, on May 30, 2013 (the “Early Participation and Consent Date”), will be eligible to receive the exchange consideration plus an early participation premium. After the Early Participation and Consent Date, but at or before the Expiration Date (as defined below), Existing Notes tendered will be eligible to receive only the exchange consideration. The Exchange Offers will expire at 11:59 p.m., New York City time, on June 13, 2013, unless extended or earlier terminated by ETP (the “Expiration Date”). Tenders submitted in the Exchange Offers may be validly withdrawn at any time at or prior to the Early Participation and Consent Date, but will thereafter be irrevocable unless withdrawal rights are subsequently required by law. Eligible holders should refer to the offering memorandum and consent solicitation statement dated May 16, 2013 for further details and the terms and conditions of the Exchange Offers and Consent Solicitations.
The Exchange Offers and Consent Solicitations are subject to a number of conditions, including, with respect to the New Senior Notes, the valid receipt of consents from the holders of at least a majority of the outstanding aggregate principal amount of both series of Existing Senior Notes and, with respect to the New Junior Subordinated Notes, valid receipt of consents from the holders of at least a majority of the outstanding aggregate principal amount of each series of Existing Notes.
The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is neither an offer to sell, nor the solicitation of an offer to buy, nor a solicitation of consents with respect to any securities, nor shall there be any sale of the New Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The New Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act or persons other than “U.S. persons” pursuant to Regulation S under the Securities Act (“eligible holders”). Documents relating to the Exchange Offers will only be distributed to eligible holders who properly complete and return a letter of eligibility confirming that they are within the category of eligible holders for the private Exchange Offers. Eligible holders who desire a copy of the letter of eligibility should contact D.F. King & Co., Inc., the information agent for the Exchange Offers, at (800) 967-4607 (U.S. toll-free) or (212) 269-5550 (collect) or access the letter of eligibility at www.dfking.com/ETP.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 47,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP owns 100% of ETP Holdco Corporation, which owns Southern Union Company and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 33.5 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).
Statements about the offering may be forward-looking statements as defined under federal law. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “projects,” “should” and other similar expressions. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of ETP, and a variety of risks that could cause results to differ materially from those expected by management of ETP. Important information about issues that could cause actual results to differ materially from those expected by management of ETP can be found in ETP's public periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. ETP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contacts

Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214.599.8785 (office)
214.498.9272 (cell)